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--------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / Check this box if no                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number:       3235-0287
    longer subject to                                                                                   Expires: December 31, 2001
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)

                                                e-Net Financial.Com Corporation (ennt)                              X   Other
                                                                                                                   ---- (specify
                                                                                                                         below)
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    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for
                                                Number of Reporting        Month/Year             Resigned as Officer and Director
    Oliver        Jean                          Person (Voluntary)                                    May 2000
                                                                           9/2000             -----------------  ------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X  Form filed by One Reporting Person
710 E Santa Clara                                                          (Month/Year)       ---
                                                                                                  Form filed by More than One
                                                                                              --- Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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Santa Ana, CA 92706
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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 Common Stock                          9/13/00   S              5,000     D       .711
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 Common Stock                          9/13/00   S              5,000     D       .795
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 Common Stock                          9/20/00   S              3,155     D       .692
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 Common Stock                          9/27/00   S              5,000     D       .807
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 Common Stock                          9/27/00   S              1,800     D       .686
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 Common Stock                          9/30/00   S              2,700     D       .801
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 Common Stock                                                                                   0
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                            TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (E.G., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security
                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-   8. Price      9. Number     10. Owner-     11. Nature
   lying Securities                of            of Deriv-      ship           of In-
   (Instr. 3 and 4)                Derivative    ative          Form           direct
                                   Security      Securi-        of De-         Bene-
                                   (Instr. 5)    ties           rivative       ficial
                                                 Bene-          Secu-          Own-
                                                 ficially       rity:          ership
                                                 Owned          Direct         (Instr. 4)
                                                 at End         (D) or
                 Amount or                       of             Indi-
   Title         Number of                       Month          rect (I)
                 Shares                          (Instr. 4)     (Instr. 4)
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Explanation of Responses:



  /s/ Jean Oliver                     10/3/00
-----------------------------------  -----------
**Signature of Reporting Person       Date

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